March 1, 1995




Mr. Herman Fialkov
199 Middle Neck Road
Great Neck, New York 11021


Dear Mr. Fialkov:

          This letter will confirm the terms pursuant to which you have agreed to serve as a consultant to Standard
Microsystems Corporation, a Delaware corporation, ("SMC") for a period commencing on the date of this letter and ending on June 30, 1997.

          1. Your duties as consultant shall consist of serving SMC as an advisor and consultant, as requested by its Board of Directors or by members of its senior management, and rendering advice to the Board and to members of senior management of SMC in response to such inquiries relating to the business of SMC as they shall from time to time address to you. You will use your best judgment in responding to such requests. Responses shall be oral except to the extent that you shall prefer, from time to time, to respond in writing. Your consulting duties under this agreement do not require the preparation of written reports or analyses.

          2. Your fee as a consultant shall be equivalent to $57,500 per annum, payable monthly.

          3. Your services pursuant to this agreement shall be performed at such times as shall be reasonably convenient to you in the light of your other business, professional and personal activities, including business or personal travel and your own vacation schedule. You shall not be required to perform services under this agreement, except within 50 miles of Hauppauge, Long Island, New York, unless you consent otherwise.

          4. In the event of your death prior to June 30, 1997, your compensation pursuant to this agreement shall be continued six months following the month in which such death occurs.

          5. Should you be requested to perform services beyond the scope of ordinary consulting duties, you will be additionally compensated for such service on a basis to be agreed between you and SMC. Such agreement shall be made promptly after you advise the person requesting such services that such services are beyond the scope of ordinary consulting duties. Pending such an agreement, neither you nor SMC shall have any obligation in relation to such services.

          6. The fee specified in this agreement as your compensation as consultant shall not affect your right to compensation as a director of SMC, for which service you will be compensated, in addition to your consulting fee, on the same basis as are all other directors of SMC.

          7. SMC contemplates that, during the term of this agreement you may engage in all such business activities as you desire to conduct, in addition to serving as consultant under this agreement. No limitation on such activities is imposed by this agreement except that, without SMC's consent, you will not serve any competitor of SMC engaged in the design or manufacture of semiconductor devices or networking products.

          8.   You agree that you will keep in strict
secrecy and confidence any information, knowledge or data, written or unwritten, relating to SMC's business, that you may receive, develop or learn in the course of your engagement by SMC, which (i) has not been disclosed in issued patents or (ii) is not generally or publicly known or
(iii) has not been unrestrictedly disclosed by SMC. You further agree not to disclose any such information, knowledge or data to others, and not to use such information, knowledge or data for any purpose of your own, whether during or after your engagement with SMC, except with the prior written consent of SMC. It is understood that this Agreement does not restrict you in the exercise of your technical skill subsequent to your engagement with SMC; provided that the exercise of such skill does not involve the disclosure to others of the aforesaid secret or confidential information, knowledge or data, or the use by you of such secret or confidential information, knowledge or data on your own behalf or on behalf of other employers or business interests. You further agree, during engagement as a consultant to SMC, or upon termination of such engagement, not to take with you without SMC's written consent, any drawing, blueprint, photograph, sample, model, specification, design, descriptive matter, picture, reproduction or any other matter representing any product, machine, process or other development whatsoever, which has been, or is to be, made or used by SMC.

          9. Your obligations under this agreement shall inure to the benefit of and be enforceable by any corporation or other entity which is, or any time after the date hereof shall be, a parent or subsidiary or otherwise affiliated with SMC and by any corporation or other entity which shall hereafter acquire SMC or any such affiliate.

          If the foregoing conforms with our understanding, please sign the enclosed copy hereof at the place provided for your signature and return it to the undersigned.

                              Very truly yours,


                              STANDARD MICROSYSTEMS CORPORATION




                              By:______________________________
                                   Victor F. Trizzino
                                   President


Accepted and Agreed to:



_________________________
Herman Fialkov